SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2006

A. O. Smith Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-475	39-0619790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 245008, Milwaukee, Wisconsin 53224-9508

(Address of principal executive offices, including zip code)

(414) 359-4000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 9, 2006, the Board elected William P. Greubel as a director of A. O. Smith Corporation (“the Company”). Mr. Greubel was also appointed a member of the Board’s Nominating and Governance Committee and Personnel and Compensation Committee. The Company issued a news release on October 9, 2006, announcing the election of William P. Greubel. A copy of the Company’s news release is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated by reference herein.

Item 8.01. Other Events.

On October 10, 2006, W. David Romoser, Senior Vice President, General Counsel and Secretary of the Company, adopted a trading plan designed to satisfy the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 in order to facilitate the sale of directly owned shares of Company common stock, the exercise of certain options to purchase shares of Company common stock and the sale of the shares of Company common stock acquired upon exercise. The trading plan was established as part of Mr. Romoser’s individual long-term strategy for asset diversification.

The trading plan provides for periodic exercises of options to purchase shares of Company common stock beginning in October 2006 and ending in September 2007. In the aggregate, the trading plan provides for the sale of 34,000 shares of Company common stock and the exercise of options to purchase 114,000 shares of Company common stock, which options expire between 2009 and 2013. The shares of Company common stock acquired will be sold on the open market at prevailing prices, subject to minimum price thresholds. The transactions under the trading plan will be disclosed publicly in Form 144 and Form 4 filings with the Securities and Exchange Commission.

Except as may be required by law, the Company does not undertake to report future trading plans adopted by its officers or directors, or to report modifications, terminations, transactions or other activities under the trading plan of Mr. Romoser or any other officer or director of the Company.

Item 9.01. Financial Statements and Exhibits

The following exhibit is being filed herewith:

99.1	News Release of A. O. Smith Corporation dated October 9, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

Date: October 12, 2006	By:	/s/ W. David Romoser
W. David Romoser Senior Vice President, General Counsel and Secretary

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A. O. SMITH CORPORATION

Exhibit Index to Current Report on Form 8-K Dated October 12, 2006.

Exhibit Number	Description
99.1	News Release of A. O. Smith Corporation dated October 9, 2006.

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